Exhibit 99.3

Rex Energy Corporation Announces Public

Offering of Common Stock

STATE COLLEGE, PA., January 30, 2012 (GLOBE NEWSWIRE) — Rex Energy Corporation “Rex Energy” (Nasdaq: REXX) today announced that it is commencing, subject to market conditions, an underwritten public offering of 7.0 million shares of its common stock. The company intends to grant the underwriters a 30-day option to purchase up to 1,050,000 additional shares to cover overallotments, if any.

KeyBanc Capital Markets is acting as the sole book-running manager for the offering.

The company intends to use the net proceeds from the offering to repay borrowings under its senior credit facility.

The offering is being made pursuant to an effective shelf registration statement that Rex Energy previously filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting: KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, 1-800-859-1783.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Rex Energy Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian and Illinois Basins within the United States.

Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates”, and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.

* * * * *

For more information, please visit our website or contact:

www.rexenergy.com

Thomas Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Jesse Carl

Financial Analyst

(814) 278-7045

jcarl@rexenergycorp.com